EMPLOYMENT AGREEMENT
BETWEEN
CONCENTRIC ENERGY CORP.
AND
BONITA BOGAERT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of November 2, 2007 (the “Execution Date”) and is entered into by and between Concentric Energy Corp., a Nevada corporation (the “Company”), and Bonita Bogaert (the “Executive”), collectively referred to herein as the “parties”.

WHEREAS, the Company wishes to employ the Executive as of November 2, 2007 to serve as its VP Health, Safety and Environmental Compliance as well as to perform other duties on behalf of the Company, as determined by the Chief Executive Officer.

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

ARTICLE I
EMPLOYMENT AND TERM OF EMPLOYMENT

1.1. Employment and Term. The Company hereby employs Executive to render full-time services to the Company, subject to Section 2.2 of this Agreement, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, upon the terms and conditions set forth below, from the Effective Date of this Agreement until the employment relationship is terminated in accordance with the provisions of this Agreement. This Agreement is for a term of two (2) years from the Effective Date (the “Stated Term”) unless renewed or terminated earlier as provided for herein (the “Employment Term”).

1.2. Renewal. This Agreement will be automatically renewed for an additional one (1) year period (without any action by either party) at the end of the Stated Term and on each anniversary thereof (the “Renewal Period”), unless one party gives to the other written notice 60 days in advance of the beginning of any of the Renewal Period that this Agreement is to be terminated.

1.3. Acceptance. Executive hereby accepts employment with the Company and agrees to devote her best efforts, subject to Section 2.2 of this Agreement, to rendering the services described below. The Executive shall accept and follow the direction and authority of the CEO in the performance of her duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company’s business.

1.4. Termination of Prior Agreements. Upon execution of this Agreement, all prior employment and/or consultant agreements between Executive and the Company or its subsidiaries shall be deemed terminated and there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of the Company or any of its subsidiaries to indemnify Executive against any losses, costs, damages or expenses.

ARTICLE II
DUTIES OF EMPLOYEE

2.1. General Duties. Executive shall serve as VP Health, Safety and Environmental Compliance and shall perform such duties as may be reasonably assigned to her from time to time by the CEO, which such duties shall include but not be limited to those set forth on Exhibit A to this Agreement. To the extent consistent with the Company’s Articles of Incorporation, as amended (“Articles”) and Bylaws, as amended (“Bylaws”), Executive shall have all powers, duties and responsibilities necessary to carry out her duties, and such other powers and duties as the CEO may prescribe consistent with the Company’s Articles and Bylaws.

2.2. Exclusive Services. Except as set forth on Exhibit B hereto, it is understood and agreed that the Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Executive may (i) manage personal and family investments (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not materially hinder or otherwise interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of the Executive’s duties under this Agreement and (iii) subject to the approval of the Board of Directors, serve as a director or as a member of an advisory board of another business enterprise.

2.3. Reporting Obligations. In connection with the performance of her duties hereunder, the Executive shall report directly to, and take direction from, the CEO.

ARTICLE III
COMPENSATION AND BENEFITS OF EMPLOYEE

3.1. Annual Base Salary. The Company shall pay the Executive salary for the services to be rendered by her during the Employment Term at the monthly rate of eleven thousand, one hundred seventeen ($11,117) (the “Base Salary”), subject to increases, if any, as the Board of Directors ("Board") may determine in its sole discretion after periodic review of the Executive’s performance of her duties hereunder not less frequently than annually. Such Base Salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from the time during the term of this Agreement, but in no event less frequently than once each month.

3.2. Bonuses and Perquisites. The Executive shall be entitled to participate in the bonus and perquisite arrangements shown on Exhibit C. The executive is considered to have an initial employment date of November 2, 2007.

3.3. Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.

3.4. Vacation. The Executive shall be entitled to four (4) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable), of which two (2) shall be vested upon execution of this Agreement, with two (2) vested at the six month anniversary of this Agreement. Thereafter, four (4) weeks of vacation shall vest on each following employment anniversary. Unused vacation shall not be retained past the annual anniversary.

3.5. General Employment Benefits. Except as noted on Exhibit C, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.

3.6. Liability Insurance. The Company shall maintain liability insurance coverage covering the Executive, in her capacity as an officer of the Company and any other capacity in which the Executive serves at the request of the Company, in amounts customary for similarly situated companies and with insurers reasonably acceptable to the Executive. The obligations of this Section 3.6 shall survive for a period of three (3) years following the Executive’s termination of employment with the Company.

3.7. Indemnity. In the event Executive or her estate or executors becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of Executive's performance of Executive's duties hereunder or the fact that Executive is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the partnership, joint venture, trust or other enterprise, the Company shall, to the maximum extent permitted by applicable law, hold the Executive harmless from and against any claim, loss or cause of action arising from or relating thereto; provided, however, that the indemnity provided under this Section 3.7 shall not apply with respect to any liability or matter arising from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any breach of the Executive’s duty of loyalty to the Company, or for any transaction from which the Executive derived an improper personal benefit. If any claim is asserted against the Executive for which the Executive reasonably believes in good faith he is entitled to be indemnified hereunder, the Company shall, at its option and to the maximum extent permitted by applicable law, (i) assume the defense thereof or (ii) pay the Executive’s reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis, if the Company does not so assume the defense; provided, that the Executive shall reimburse the Company for such amounts if the Executive shall be found by a final, non-appealable order of a court of competent jurisdiction or any arbitrator not to be entitled to indemnification hereunder. Executive shall cooperate as reasonably requested by the Company in the defense of any such threatened or pending action, suit or proceeding. The Company's indemnity obligations and duties as set forth in this Section 3.7 shall survive indefinitely the termination or expiration of this Agreement; provided, however, that the Company’s indemnity obligations and duties as set forth in this Section 3.7 shall terminate upon any felony conviction of the Executive at any time.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1. Termination. This Agreement may be terminated earlier as provided for in this Article IV, or extended as set forth herein.

4.2. Termination For Cause. The Company reserves the right to terminate this Agreement for cause immediately upon: (a) Executive’s willful and continued failure to substantially perform her duties with the Company (other than such failure resulting from her incapacity due to physical or mental illness), (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to the Company; (c) breach of this Agreement, or (d) Executive’s commission of a felony, or an act of fraud against the Company or its affiliates; provided, however, the Company may not terminate the Executive’s employment for cause in the case of Section 4.2(a), unless the Company has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided the Executive with a period of not less than 15 calendar days to cure the failure in the manner specified in such notice. Executive shall not be entitled to any severance benefits, or vesting of unvested stock options and equity incentives of the Company granted to Executive upon termination for cause under Sections 4.2(c) or 4.2(d).

4.3. Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time upon 30 days’ written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6.

4.4. Voluntary Termination by Executive. Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon 30 days’ written notice to the Company, subject to the terms and provisions below.

Except in the case of a termination for “good reason”, as set forth in Section 4.7 of this Agreement, the Company shall not be obligated to pay any severance benefit to Executive if Executive terminates this Agreement pursuant to this Section 4.4.

4.5. Severance. In the event that during the Employment Term the Executive is terminated by the Company “without cause” (as set forth in Section 4.3), or the Executive terminates her employment for “good reason” (as set forth in Section 4.7), the Executive shall be provided or promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to 24 months of Executive’s Base Salary as provided for in Section 3.1 of this Agreement, paid in 24 equal monthly installments, less any taxes that must be withheld. In addition, upon a termination under this Section 4.5, any portion of any of stock or options of the Company granted to the Executive but unvested shall be vested.

4.6. Change of Control. In the event that during the Employment Term the Executive is terminated by the Company or the Executive terminates her employment for “good reason,” as set forth in Section 4.7 of this Agreement, within 12 months following a “change of control” (as defined below) occurs after the Effective Date (a “Change of Control Termination”), the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to 24 months of Executive’s Base Salary as provided for in Section 3.1 of this Agreement, paid in 24 equal monthly installments, less any taxes that must be withheld. In addition, upon a Change of Control Termination, any portion of any of the stock or options granted to the Executive but unvested shall be vested. A “Change in Control Termination” will also include a termination of the Executive by the Company without cause or a termination by the Executive of her employment for “good reason,” as set forth in Section 4.7 of this Agreement, in either case, following the commencement of any discussion with a third person that ultimately results in a “change in control” (as defined below).

For purposes of this Section 4.6, a “change of control” shall mean an event involving one transaction or a series of related transactions in which (i) the Company issues securities representing more than 50% of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act (ii) the Company issues securities representing more than 50% voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation), (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation), (iv) more than 50% of the Company’s consolidated assets or earning power are sold or transferred, or (v) the Board of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company; provided, however, that clauses (ii), (iii) and (iv), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries).

4.7. Good Reason. The Executive may terminate her employment for “good reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “good reason” within ten (10) business days after receiving such notice. Good reason shall mean the occurrence of any of the following without the written consent of the Executive: (i) the assignment to the Executive of duties inconsistent with this Agreement or a change in her reporting obligations, positions, titles or authority; (ii) any failure by the Company to comply with Article III hereof in any material way; (iii) the failure of the Company to comply with and satisfy Section 6.2 of this Agreement; (iv) the relocation of the principal place where the Executive regularly performs services for the Company outside of the Phoenix, Arizona area; (v) any change in Board membership prior to an initial public offering not agreed to by the Executive in writing (vi) any material breach of this Agreement by the Company; (vii) any demand by the Board that would cause the Executive, if the demand were honored, to incur material liability with respect to civil or criminal statutes or with respect to local, state or federal regulatory practice.. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “good reason” hereunder.

4.8. Disability. If Executive becomes permanently and totally disabled, this Agreement shall be terminated. Executive shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determinable physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Upon termination due to disability, the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to 24 months of Base Salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to disability, any portion of any of the stock or options granted to the Executive that is not then vested shall vest. This Section 4.8 will not limit the entitlement of the Executive to any other benefits then available to the Executive under any plan or program of the Company. Upon termination due to disability, the Executive shall be entitled to continuation of health care benefits for one year.

4.9. Death. If Executive dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of her death subject to the express terms and provisions below. Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to 24 months of Executive’s Base Salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to death, any portion of any of the stock or options granted to the Executive that is not then vested shall become vested. This Section 4.9 will not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit. For a period of two years following the Executive’s death, the Company, at the Company’s expense, shall provide the Executive’s eligible dependents, spouse and children under age of 21, with all health care benefits currently in place or to be established by the Company.

4.10. Effect of Termination. Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

ARTICLE V
COVENANTS AND REPRESENTATIONS OF EMPLOYEE

5.1. Unfair and Non-Competition. The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement. The Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term. For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of her name by, or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company except where approved by the Board. During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act and to those companies listed in Exhibit B to this Agreement, or to such Companies added to Exhibit B to this Agreement as expressly permitted by the Company.

In addition, Executive agrees to treat the Company respectfully and professionally and not disparage the Company (or the Company’s party’s officers or directors) in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Furthermore, the Executive agrees not to interfere with any of the Company’s contractual obligations.

5.2. Confidential Information. During the Employment Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation, trade secrets, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, whether or not it is labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company. The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclosure to any director of the Company. The Company may waive application of the foregoing restrictions and obligations in its sole discretion from time to time. The Executive will use only such confidential information for purposes of performing its duties under this Agreement.

5.3. Non-Solicitation of Employees. The Executive and any entity controlled by her or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term and for a term of two (2) years thereafter, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel) to discontinue her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person. (These acts are hereinafter referred to as the “prohibited acts of solicitation.”) The foregoing restriction, however, shall not apply to any business with which Executive may become associated after the Employment Term.

5.4. Return of Property. Upon termination of employment, and at the request of the Company, the Executive agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company. Upon termination, the Executive shall cease to use all such materials and information set forth under Section 5.2.

5.5. Inventions. Unless otherwise provided on Exhibit B, all processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence. Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.

5.6. Representations. The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform her duties hereunder, and that her execution and delivery of this Agreement, he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Executive from complying with the provisions of this Agreement, and the performance of her duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound. Executive further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of her duties under this Agreement. Executive further agrees that he will not enter into any conflicting agreement.

5.7. Non-Payment Upon Non-Compliance. Should the Company believe that the Executive has breached any one of the covenants set forth in this Article V, the Company shall have recourse to binding arbitration undertaken within 300 miles of Company headquarters under the rules of the American Arbitration Association in order to seek stop payment under the benefits described in Sections 4.5 and 4.6 above, in addition to all other rights and remedies the Company may have available at law or in equity. The Company shall provide written notice to Executive, ten (10) days prior to an expected payment, of the breach of a covenant and the ensuing non-payment thereof; provided, however, that if the Company learns of the breach without sufficient time to provide ten (10) days notice, the Company shall provide written notice as soon thereafter as practicable but may not, in any event, suspend payments to the Executive pursuant to this section except by written mutual agreement, or by recourse with respect to 4.5 and 4.6 above to binding arbitration, or apart from 4.5 and 4.6 above by recourse to other remedies at law.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1. Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:	Bonita Kay Bogaert
1904 Glenwood Drive
Moline, IL 61265

To the Company:	Board of Directors
Concentric Energy Corp.
3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
Facsimile (928) 684-2510

With a copy to:	Bruce Dravis
Downey Brand Attorneys LLP
555 Capitol Mall
Sacramento, CA 95814
Facsimile (916) 444-2100

6.2. No Assignment, In General. Except as provided below, this Agreement, and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned to the entity that is the successor of the Company resulting from a change in control as defined in Section 4 hereof.

6.3. Entire Agreement. This Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto. The Executive acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

6.4. Amendments and Modifications. This Agreement may be amended or modified only by writing signed by both parties hereto.

6.5. Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and the Executive agrees to report all such amounts as ordinary income on her personal income tax returns and for all other purposes, as called for.

6.6. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

6.7. Effect of Waiver. The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8. Designation of Beneficiary. If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to her estate or personal representative.

6.9. Attorneys Fees. In any proceeding brought to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or when any provision hereof is validly asserted as a defense, the prevailing party will be entitled to receive from the other party all reasonable attorney’s fees and costs in connection therewith.

6.10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

6.11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	CONCENTRIC ENERGY CORP.

	By:	/s/ Thomas F. Fudge
Thomas F. Fudge Jr., Chief Executive Officer

EXECUTIVE:		/s/ Bonita Bogaert
Bonita Bogaert

EXHIBIT A

Duties

Primary responsibilities will be to act as VP Health, Safety and Environmental Compliance of Concentric Energy Corp. including:

Develop Corporate Policy related to employee and community health and safety with the goal of ensuring a level of compliance consistent with industry best practice.

Provide support for the implementation of corporate health and safety policy. Report quarterly to the CEO and Board of Directors on the status of compliance with corporate health and safety policy.

Develop Corporate Policy related to environmental compliance with the goal of ensuring a level of environmental stewardship consistent with industry best practices.

Provide support for the implementation of environmental compliance policy. Report quarterly to the CEO and Board of Directors on the status of the Company’s environmental stewardship. Prior to the start-up of operating properties the Vice President of Health, safety and Environmental Compliance will co-lead, with the Vice President of Permitting and Governmental Relations, the development and implementation of a comprehensive plan to acquire all necessary permits and licenses for the operation of the Anderson Mine in Yavapai County, Arizona.

Other assignments as deemed necessary by the CEO, including corporate development and communication.

EXHIBIT B

List of Companies excluded from Section 5.1:

EXHIBIT C

Options and shares:

Ownership	Options
0	50,000	(1)

(1) The terms of the options are as follows: exercise price of $7.00, vesting 50% at the execution of this Agreement and 50% on the first anniversary of this Agreement, subject to Executive's continued employment with Employer; vested options shall be exercisable until fifth anniversary of the execution of this Agreement.